EXHIBIT 10.12

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (this “Agreement”) is entered into as of this day of December 7, 2000 (the “Effective Date”) by and among Salesforce.com, Inc., a Delaware corporation with its principal place of business at The Landmark @ One Market, Suite 300, San Francisco, California, United States of America (“SFDC”), SunBridge, Inc., a Japanese corporation with its principal place of business at Shibuya Mark City 17F, 1-12-1 Dogenzaka, Shibuya-ku, Tokyo, Japan (“SB”) and Kabushiki Kaisha salesforce.com, a Japanese corporation with its principal place of business at Shibuya Mark City 17F, 1-12-1 Dogenzaka, Shibuya-ku, Tokyo, Japan (the “Company”).

W I T N E S S E T H

WHEREAS, SFDC and SB (hereinafter referred to individually as a “Party” and collectively as the “Parties”) wish to establish a joint venture under the laws of Japan to engage in the business of providing salesforce.com products and services in the Japanese market, and all other activities incidental thereto, to the extent permissible under applicable laws in Japan, on the terms and conditions set out below; and

WHEREAS, SFDC and SB are desirous of cooperating with and assisting each other in all respects related to this joint undertaking so as to ensure its smooth and successful operation; and

WHEREAS, SB is a Japanese business incubator and the sole shareholder, holding 100% of the common stock of the Company which was established solely in order to make preparations for the joint venture business envisioned herein; and

WHEREAS, the Parties intend for this Agreement to serve as an agreement governing the relationship between and among the Parties as to the operation, management and shareholdings in the Company;

NOW, THEREFORE, in consideration of the mutual covenants, undertakings, and obligations herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

FORMATION AND CAPITALIZATION OF CORPORATION

Section 1.1 Incorporation of Corporation. SB has incorporated the Company in the form of a stock company (kabushiki kaisha) organized under the laws of Japan. Such corporation was named “kabushiki kaisha salesforce.com” or “kabushiki kaisha sehrusu fohsu dotto komu” in Japanese. SB contributed Ten Million Yen (¥10,000,000) to the Company to provide the initial capital necessary for the Company to incorporate under the laws of Japan in return for Two Hundred (200) shares of the Common Stock at a price of Fifty Thousand Yen (¥50,000) per share. SB was the incorporator of the Company.

Section 1.2 Subsequent Contributions. Subsequent to incorporation, SB contributed in the aggregate Forty Million, Seven Thousand and Two Hundred Yen (¥40,007,200) in additional capital for Ninety Nine Thousand Eight Hundred (99,800) shares of the Common Stock, resulting in a total holding of 100,000 shares obtained at an average price of 500.072 yen per share, all of which are held by SB.

Section 1.3 Purpose of Company. The corporate purpose of the Company shall be to engage in and provide salesforce.com application services to Japanese customers in a manner similar to the services currently provided by SFDC in the United States and utilizing the technology and know-how developed by SFDC pursuant to the License Agreement (as defined below), including all activities incidental thereto (the “Business”).

Section 1.4 Recapitalization.

The Company currently has total authorized capital consisting of Four Hundred Thousand (400,000) shares of common stock having no par value (the “Common Stock”). At the Closing (as defined in Section 3.1), SFDC shall contribute in the aggregate One Hundred Fifty Million Yen (¥150,000,000) in return for Three Hundred Thousand (300,000) shares of the Company’s Common Stock at a price of 500 yen per share. The company’s authorized shares will then be increased to 1,600,000 shares.

Section 1.5 Additional Capitalization.

The Parties acknowledge that the Company will seek additional capital through a round of financing with one or more strategic investors and one or more financial institutions. It is anticipated the investors would receive approximately 10% of the outstanding shares in exchange for the investment, with the timing, valuation and other terms of the financing to be determined.

Section 1.6 Preemptive Rights. At any time following the Closing, each of SB and SFDC shall have a preemptive right (but not obligation) to purchase a pro rata portion (equal to such Party’s ownership interest in the Company) of any new issuance by the Company of equity securities, except when such new issuance is expressly for the purpose of implementing equity participation for employees of the Company and except for the financing from third party investors pursuant to Section 1.5. In the event that SB or SFDC elects not to subscribe for such Party’s full pro rata share of any newly issued securities, the other Party shall be entitled to purchase any of the unsubscribed securities. Such preemptive rights shall terminate upon an initial public offering by the Company of its equity securities (“IPO”)

Section 1.7 Employee Incentive Stock. The Parties intend, promptly following the successful completion of the Closing and increase in the authorized shares of the Company as contemplated by Section 1.4, that the Board of Directors of the Company (the “Board”) and the shareholders will approve and implement an employee stock ownership plan authorizing 44,000 shares of Common Stock to be issued, of which 22,000 will be issued to Akira Kitamura, the representative director of the Company, for cash in the amount of Eleven Million Yen (¥11,000,000). The remaining 22,000 shares, subject to applicable accounting and legal rules, will be reserved for issuances of options to employees pursuant to an option pool. The number of shares reserved under the option pool may not be increased unless such increase is approved unanimously by the Board, by a majority the shareholders, and by both Parties to this Agreement. Options shall be granted with an exercise price equal to the fair market value as of the date of grant. The grant date shall not be before the date of employment.

ARTICLE II

MANAGEMENT OF JOINT VENTURE CORPORATION

Section 2.1 Board of Directors.

(i) Number of Directors; Appointment. The Board will have six (6) members, three (3) of whom will be nominated by SFDC (so long as SFDC owns at least 30% of the outstanding voting shares), two (2) of whom will be nominated by SB (so long as SB owns at least 10% of the outstanding voting shares) and one (1) of whom shall be nominated jointly by SFDC and SB, who shall be the representative director (the “Representative Director”). The Parties agree to vote their shares, and to cause the directors nominated by them to vote, in favor of the persons so nominated. SB and SFDC have agreed to nominate Akira Kitamura to be the initial Representative Director. Subject to the unanimous consent provision below, Board majority is required to approve future appointments to the then existing Board.

(ii) Powers of the Board of Directors. Except as described in Section 2.1(iii) and Section 2.1(iv) below, the directors shall have all the authority granted to the directors in the Articles of Incorporation of the Company and, to the extent not expressly provided therein, the Commercial Code of Japan, as amended and in effect from time to time.

(iii) Unanimous Consents. Notwithstanding the foregoing, the following actions of the Board will require the unanimous consent of the Board:

(i)	any amendment to the Company’s Articles of Incorporation;

(ii)	any further borrowing by the Company in excess of the amounts approved in the annual business plan;

(iii)	any entering into by the Company of any exclusive distributorship, license, service or procurement agreements the subject matter of which is in excess of Ten Million Yen (¥10,000,000) in a single transaction or series of related transactions;

(iv)	any issuance of new shares of the Company in return for additional paid-in capital;

(v)	any issuance of new shares or warrants of the Company in order to implement any approved employee stock ownership program or stock option plan;

(vi)	any recommendation for the declaration and payment of dividends;

(vii)	any provision of any guarantees of third party debt in excess of Five Million Yen (¥5,000,000) in a single transaction or series of related transactions;

(viii)	any investment by the Company in another company or business outside the ordinary course of business;

(ix)	any, conclusion of any material agreements between the Company and any of the Parties or any Affiliates (defined below) thereof, including any amendments or extensions to the License Agreement and the Consulting Agreement (as defined in Article IV);

(x)	any sale, lease, exchange, mortgage, pledge or other disposal of any of the Company’s business or assets outside the ordinary course of business and in excess of Ten Million Yen (¥10,000,000) in a single transaction or series of related transactions; and

(xi)	any change in the number or method of selecting the Board.

(iv) Vacancy. In the event that a seat on the Board becomes vacant, the Party entitled to nominate the director previously holding such seat shall have the right to nominate the person to fill such vacancy immediately; provided that such Party continues to be eligible to nominate such director pursuant to Section 2.l(i). Notwithstanding the foregoing, if the seat to be filled is that of the Representative Director, SB shall have the right to nominate the person to fill such vacancy, subject to the approval of SFDC, which approval shall not be unreasonably withheld. The Parties agree to vote their shares in favor of the person(s) so nominated.

(v) Removal. In the event that a Party wishes to remove a director who was nominated by that Party, the Parties shall vote their shares in favor of such removal. In no case shall any Party vote its shares in favor of the removal of a director nominated by another Party unless that Party shall have so requested, or such Party is no longer eligible to nominate such director pursuant to Section 2.1(i). In the event that SFDC or SB desires to remove the Representative Director, the Parties agree to vote their shares in favor of such removal.

(vi) Appointment and Removal Notices. The appointment and removal rights pursuant to this Section 2.1 shall be exercised by written notice to the other Parties and the Company, sent by registered mail with a notice period of thirty (30) calendar days before the shareholders’ meeting or Board meeting, as the case may be, in which such appointment or removal is to be resolved. The Company shall be timely notified to ensure that the agenda can be set accordingly.

(vii) Term. The appointment of a director shall be for two-year (2-year) periods. Directors may be re-elected. If a director resigns or is removed from the Board prior to the expiration of the term and should an election take place to replace such director, the term of the newly elected director shall coincide with the remainder of the term of the director who has prematurely resigned or been removed.

(viii) Compensation of Directors. Except as otherwise set forth in this Section 2.1(viii), all directors shall serve without compensation, but shall be reimbursed by the Company for reasonable out-of-pocket travel, lodging, food and incidental expenses incurred in connection with their attendance at the Company’s Board meetings and their other duties performed on behalf of the Company. Directors who are also employees of the Company, and the Representative Director, may be paid such compensation, for their services as employees or Representative Director, as the Board may from time to time approve.

(ix) Quorum and Voting. The attendance of at least five (5) of the directors shall be necessary to constitute a quorum for a meeting of the Board. A director may attend the meeting of the Board by videoconference. At meetings of the Board, each director shall have one (1) vote with respect to each matter upon which action is to be taken. Except as otherwise set forth herein or in the Articles of Incorporation, the act of a majority of the votes cast by directors present at a meeting at which a quorum is present shall be an act of the Board.

(x) Calling of Meetings. The Board meetings shall be convened by the Representative Director, or, failing him, by any two (2) other members of the Board or as otherwise provided by law. Notice of the meeting shall be sent to the address for the directors and statutory auditors last made known. Unless unanimously waived, the minimum advance notice shall be thirty (30) calendar days. A meeting may be called by registered letter telegram, telefax, or via electronic means.

(xi) Minutes. Minutes of the Board shall be taken, in which at least the agenda, a summary of the discussions and procedures taken, the members present and the result of any voting shall be reflected. Such minutes shall be signed by the chair of the meeting of the Board and the directors and statutory auditors present at the meeting and shall be made available to the Parties without undue delay.

(xii) Election of the Board. The election of the Board members pursuant to Section 2.1 herein shall occur at such time specified in Section 3.3.

Section 2.2 Authority of the Representative Director.

(i) The Company shall have one (1) Representative Director (daihyotorishimari yaku) who shall also be the President and Chief Executive Officer of the Company.

(ii) The Representative Director shall have all of the authority of a representative director provided in the Articles of Incorporation and the Japanese Commercial Code, except as expressly stated otherwise herein. The Representative Director shall be responsible for (i) the implementation of the Annual Plan; and (ii) the efficient management of the Company in accordance with good business practice in a manner consistent with the then current Annual Plan agreed to by the Parties.

ARTICLE III

PROPOSED SCHEDULE

Section 3.1 Closing. Within 15 days following the execution of this Agreement, SFDC shall subscribe for, and the Company shall issue 300,000 shares pursuant to Section 1.4 (the “Closing”). Concurrently with the Closing, SFDC shall execute and deliver a final license agreement with the Company in the form attached hereto as Exhibit A (the “License Agreement”) and SFDC shall execute and deliver a final consulting services agreement with the Company in the form attached hereto as Exhibit B (the “Consulting Services Agreement”).

Section 3.2 Election of Board of Directors. Immediately following the Closing, (i) the Company shall cause the election of the Board, as provided in Section 2.1 hereinabove, and (ii) the Board shall hold a meeting to elect the representative director, officers and statutory auditors of the Company and to transact such other business as may be necessary or proper to be transacted at said meeting.

ARTICLE IV

CONTRIBUTIONS BY SFDC

Section 4.1 License Agreement. At the Closing, SFDC and the Company agree to enter into the License Agreement under which SFDC shall grant to the Company an exclusive license to use in Japan, SFDC’s proprietary software, the trademark “salesforce.com”, appropriate patents, know-how and such other intellectual property of SFDC (including intellectual property that is subject to patents), existing as of the date of the License Agreement as are reasonably necessary and relevant to the establishment and operation of the Business in Japan (collectively, the “Intellectual Property”), in accordance with the License Agreement.

Section 4.2 “salesforce.com” Name. The Parties acknowledge that the Company shall have no rights to the use of the name “salesforce.com” or to any goodwill associated therewith save to the extent provided in the License Agreement. Thus, if at any time SFDC and/or its Affiliates cease to hold any shares in the Company and the License Agreement is terminated, SB and the Company shall ensure that the Company shall cease to use the name salesforce.com for any purpose and shall take such steps as are necessary to remove such name from the registered corporate name of the Company.

Section 4.3 Ownership of the Intellectual Property. Pursuant to the License Agreement, SFDC shall own all the Intellectual Property and all derivative works (including localizations) of and improvements to the Intellectual Property developed by the Company and all other intellectual property developed by the Company with reliance on or reference to the Intellectual Property. Notwithstanding the foregoing, the Company shall own, and shall grant to SFDC a right of first offer to license for use outside Japan, any software, trademarks, patents, know-how and other intellectual property developed by the Company without reliance on or reference to the Intellectual Property.

Section 4.4 Access to Personnel. Pursuant to the Consulting Services Agreement, SFDC shall make certain of its employees available to the Company, on a fee basis, for purposes of consultation or other assistance in the event such consultation or assistance is deemed by the Company to be necessary to carry on the Business. For the avoidance of doubt, SFDC employees providing such consultation and/or assistance shall at all times remain and be deemed to be employees of SFDC.

ARTICLE V

CONTRIBUTIONS BY SB

Section 5.1 Access to Personnel. SB, as agreed to separately from time to time with the Company, shall make its employees available to the Company for purposes of consultation or other assistance in the event such consultation or assistance is deemed by the Company to be necessary to carry on the Business. For the avoidance of doubt, such employees shall at all times remain and be deemed to be employees of SB.

ARTICLE VI

SHAREHOLDERS’ MEETINGS

Section 6.1 When Held; Calling of Meetings. An annual general meeting of shareholders of the Company shall be held in May of each year. Special general meetings shall be held whenever requested by a majority of the directors of the Board or by any shareholder who has held in the aggregate not less than three percent (3%) of the total number of issued and outstanding shares of the Common Stock for at least six (6) months prior to the date of the request.

Section 6.2 Location. Unless otherwise agreed to by all the Parties, all annual or special general meetings of shareholders of the Company shall be held at the Company’s principal office.

Section 6.3 Notice. Each shareholder of the Company shall be given notice of the time, date and place of each annual or special general meeting of shareholders at least thirty (30) calendar days prior to the date such meeting is to be held; provided, however, that except as may otherwise be required by mandatory provisions of applicable law or by the Articles of Incorporation of the Company, the period for such notice may be shortened or dispensed with altogether with respect to any particular meeting if the written consent of all the shareholders entitled to vote at such meeting is obtained.

Section 6.4 Agenda and Other Materials. All notices given as aforesaid shall be accompanied by a complete agenda for the meeting, as well as the texts of resolutions that are proposed to be adopted at such meeting.

Section 6.5 Quorum. Except as may otherwise be required by mandatory provisions of applicable law or by the Articles of Incorporation of the Company, a quorum at all annual or special general meetings of shareholders of the Company shall constitute the presence, in person or by proxy, of each of SFDC and SB, or if SFDC and SB do not collectively hold a majority of the issued and outstanding shares of the Company, then of shareholders holding a majority of the issued and outstanding shares of the Company.

ARTICLE VII

STATUTORY AUDITORS; ACCOUNTANTS; KEY EMPLOYEES

Section 7.1 Auditors. The Company, after the Closing, shall initially have one (1) statutory auditor (kansayaku) who shall be elected by the shareholders.

Section 7.2 Accountants. The Company’s independent certified public accountant shall be nominated from among the leading international accountancy firms jointly by SB and SFDC, and approved by a majority vote of the outstanding shares of the Common Stock at a Shareholders’ Meeting.

Section 7.3 Key Employees. The key employees of the Company shall be appointed by the Board, and shall have the functions, duties and scope of authority as set forth in the internal company rules of the Company, and as assigned to them from time to time by the Board.

ARTICLE VIII

COMPANY BUSINESS POLICY

Section 8.1 Arm’s Length Transactions. All of the Company’s transactions, in particular with companies that are Affiliates (as defined below) of the Parties, must be made at arm’s length. The Company will also solicit and conclude transactions with companies that are not related to any of the Parties.

Section 8.2 Affiliates. “Affiliate” or “Affiliates” means, as to any person, (a) any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with such person, (b) any person who is a director, officer or partner (i) of such person, (ii) of any subsidiary of such person or (iii) of any person described in the preceding clause (a), or (c) an immediate family member of such person (i.e. parents, siblings, children and their spouses). For purposes of this definition, “control” of a person means the power, directly or indirectly, either to (i) vote 50% or more of the securities having ordinary voting power for the election of directors of such person or (ii) direct or cause the direction of the management and policies of such person whether by contract or otherwise.

Section 8.3 Financial Statements. The Representative Director and President shall provide to the Board and to each of the Parties, quarterly and annual written financial statements for the Company, (including income statements, statements of shareholders equity, retained earnings and cash flow of the Company and the balance sheets) within thirty (30) calendar days after the end of each quarter and within sixty (60) calendar days after the end of each fiscal year. All financial statements will be prepared in accordance with the generally accepted accounting principles in the United States. The annual financial statements shall be prepared and audited by an independent accounting firm reasonably acceptable to SFDC and SB. All financial statements shall be prepared in the English language. The quarterly and annual financial statements and reports will inter alia be integrated into the consolidated reports of the Parties to the authorities (if so required by applicable law), including in the case of SFDC, the United States Securities and Exchange Commission.

Section 8.4 Audits. The independent certified public accountants for the Company shall examine and audit the Company’s accounting books and records each year and report its findings to the Board and to the Parties. Such audit reports and financial statements shall be furnished to the Board and each Party in form and substance consistent with generally accepted accounting principles in Japan and shall be provided (with appropriate reconciliations at the Company’s expense to generally accepted accounting principles in the United States) within ninety (90) calendar days of the end of each fiscal year of the Company.

Section 8.5 Fiscal Year. The fiscal year of the Company shall be the one-year period commencing on the first day of March and ending the last day of February of each calendar year. The first fiscal year of the Company shall be from the date of incorporation of the Company to the last day of February, 2001.

Section 8.6 Dividends and Distributions.

(i) The shareholders of the Company may declare an annual dividend and/or one interim dividend per year, by vote at the annual general meeting or, in the case of an interim dividend, at a special meeting of shareholders, in the amount determined at such meeting.

(ii) Dividends on the shares of the Company shall be paid in Japanese Yen.

Section 8.7 Annual Business Plan.

(i) The Representative Director shall prepare and submit to the Board for approval by majority vote an annual business plan (the “Annual Plan”) for the Company, with respect to each fiscal year, no later than sixty (60) calendar days prior to the commencement of such fiscal year. Each Annual Plan shall set forth in reasonable detail (i) the business operations plan detailing the company’s goals and procedures for personnel, technical, financial, and administrative activities, and (ii) the annual budget for such fiscal year, including, anticipated revenues, expenses and capital expenditures and the underlying assumptions with respect to such revenues, expenses, capital expenditures, and definition of market and anticipated market growth rates. The Board shall cause the Company to conduct its operations in accordance with the Annual Plan. All Annual Plans shall be prepared in the English language.

(ii) Any Party and the Representative Director shall have the right to request revisions to any previously approved Annual Plan if market conditions have materially changed, or if the growth rate of the market is materially different from the anticipated growth rate of the market. Such request may be made no more than once in a fiscal year. The other Parties agree to negotiate in good faith revisions to the targets set forth in the Annual Plan for a particular business year and to cause the directors appointed by them to vote to approve such negotiated revisions.

ARTICLE IX

TRANSFER AND ENCUMBRANCE OF SHARES

Section 9.1 Transfer of Shares. Except as otherwise permitted herein, until the third anniversary of the Effective Date, no Party may transfer any of its shares of the Company except to a wholly-owned subsidiary of such Party; provided that, such wholly-owned subsidiary agrees to become a party hereto and to be bound by the share transfer restrictions set forth herein.

Section 9.2 Right of First Refusal.

(i) If after third anniversary of the Effective Date, a Party (the “Offeror”) wishes to sell, assign, transfer, gift, or otherwise dispose of all or a portion of its shares in the

Company (hereinafter referred to as the “Transfer Share” or the “Transfer Shares”) or grant any beneficial interest therein or grant a security interest therein (any such act being a “Transfer”) to a third party, the Company and the other Party (together, the “Offerees”) shall have a right of first refusal to purchase such Transfer Shares on the same terms and conditions as the proposed third-party transferee in accordance with this Section 9.2.

(ii) Notice of Transfer. The Offeror shall first send a written notice (the “Notice”) to each Offeree, setting forth the terms of the proposed Transfer and the time and place of the closing of the proposed transaction, which closing shall occur, or be scheduled to occur, on a date not less than sixty (60) calendar days and not more than one hundred eighty (180) calendar days after the date on which the Notice is received by the Offeree (the date one hundred eighty (180) calendar days after the date on which the Notice is received by the Offeree being herein referred to as the “Expiration Date”).

(iii) Number of Shares; Lapse of Right. The Company shall have the right to purchase up to all of the Transfer Shares. Each Offeree shall have the right to purchase a number of Transfer Shares included in the Notice equal to the total number of Transfer Shares not purchased by the Company, if any, or, if one or more other Offerees likewise desire to purchase the Transfer Shares, a fraction of the Transfer Shares not purchased by the Company, if any, based on the ratio of (i) the total number of shares held by such Offeree to (ii) the total number of all shares held by all Offerees desiring to purchase such Transfer Shares. Each Offeree shall have the right to purchase such Transfer Shares at the price offered to the third party. Each such right shall be exercisable by notice to the Company and all other Parties within forty-five (45) calendar days after the date of its receipt of the Notice and shall, if not so exercised, thereupon lapse.

(iv) Transfer of Remaining Transfer Shares. In the event that the Offerees do not purchase all of the Transfer Shares in accordance with the terms and procedures set forth in this Section 9.2, the Offeror may consummate the Transfer of such remaining Transfer Shares, but only on the terms set forth in the Notice and on a date on or prior to the Expiration Date. If the Offeror does not consummate the proposed Transfer on or prior to the Expiration Date, the proposed Transfer may not be made with regard to such remaining Transfer Shares not consummated without a new offer being made to the Offerees, again being subject to the Offeree’s right of first refusal as provided hereinabove.

(v) Not a Transfer. Notwithstanding the foregoing, a transfer of all (but not less than all) of the shares of the Company held by a Party as part of the sale of all or substantially all of the assets of such Party, shall not require the approval of the Board and shall not be subject to the right of first refusal hereunder; provided that the transferee has agreed to be bound by all of the provisions hereof and, in the case of a transferee of SFDC, the License Agreement and the Consulting Services Agreement.

Section 9.3 Restrictions on Encumbrance. In addition to the requirements set forth in Section 9.2, shares of the Common Stock held by any Party may only be pledged, hypothecated or otherwise encumbered with the unanimous approval of the Board.

Section 9.4 Third Parties. As a condition precedent to the validity and effectiveness of any such Transfer of the Transfer Shares to any person or entity not already a party to this Agreement, each such transferee and/or pledgee shall have entered into an agreement with the Offeror, the Offerees and the Company identical in all material respects to this Agreement so as to preserve the rights of the shareholders of the Company provided herein.

ARTICLE X

COMPETITION CLAUSE

Section 10.1 Non-Competition. SFDC and SB shall not, except through the Company during the term of this Agreement, directly or indirectly own or acquire any substantial or controlling financial or beneficial interest in any person or entity, including but not limited to, any corporation, partnership, trust, unincorporated association, joint venture or other strategic business relationship (herein collectively referred to as “Other Person or Entity”), or not to be employed or retained (as a consultant, contractor or in any other capacity) by any Other Person or Entity, or not to manage, operate, franchise, control or participate in the ownership, management, operation or control of any Other Person or Entity, which directly competes with the Business in Japan; provided that, nothing herein shall prevent either party from maintaining an interest or investment in or, after the initial investment has been made by a party, participating in any follow-on equity based offering by, any Other Person or Entity which at the time the initial investment was made did not directly compete with the Business in Japan, but which subsequently, through no encouragement on the part of the investing party, has begun to directly compete with the Business in Japan.

Section 10.2 Validity. The parties agree that (a) if any provision of this Article X is held to be invalid or unenforceable in any jurisdiction, (i) the remaining provisions shall continue to be valid and enforceable as though the invalid or unenforceable part had not been included, and shall be liberally construed in favor of the injured Party in order to carry out the intentions of the Parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction; and (b) if any geographical area or term or period of this Article X is held to be invalid or unenforceable, such geographical area or term or period shall be construed to be valid and enforceable over the maximum reasonable geographical area, term or period of time.

Section 10.3 Injunctive Relief. The Parties acknowledge and agree that in the event of a breach or threatened breach of any of the provisions of this Article X, the non-breaching Party’s remedies at law would be inadequate, and that the damages flowing from such breach would not be readily susceptible of being measured in monetary terms. Accordingly, upon either Party’s breach or threatened breach of any of such provisions, the non-breaching Party shall be entitled to provisional disposition or other immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.

Section 10.4 Effect on Affiliates. The Parties agree to cause each of their respective Affiliates to comply with the foregoing provisions mutatis mutandis as if such Affiliate were a party hereto and each Party agrees to indemnify the other Party against any loss, cost, expense or liability (including without limitation, reasonable attorneys’ fees and expenses) resulting from any failure to cause such Affiliate to so comply.

Section 10.5 Solicitation of Employees. During the term of this Agreement, none of the Parties shall solicit or employ any employees of the Company without the prior written consent of the Company.

ARTICLE XI

RIGHT OF INSPECTION

All Parties shall, in accordance with applicable law, have the right to inspect upon reasonable notice and during normal business hours through their authorized representatives the Company’s general books and records and to obtain photocopies of such books and records. In addition, upon reasonable prior notice to the Company, and at said Party’s expense, but not more than once in each fiscal year, each Party shall be entitled to conduct its own audit (with its employees or agents) of the accounts, books and records and business activities of the Company at the time and place and in a manner as is reasonably agreed to by the Company. Any information obtained by the Parties through exercise of rights granted under this Article XI shall, to the extent constituting Confidential Information hereunder, be subject to the confidentiality provisions set forth in Article XIV.

ARTICLE XII

TERM; DEFAULT

Section 12.1 Term. This Agreement shall commence upon the execution of this Agreement by all the Parties and shall remain in effect until the earlier of: (i) such time as all of the outstanding shares of the Company are owned by one of the Parties; (ii) the dissolution and liquidation of the Company except for the necessary time period to wind up the affairs of the Company; (iii) such time as the shares of the Company are publicly listed and traded on a national or regional securities exchange or over the counter market in Japan or elsewhere; (iv) such time as the Company is sold to a third party; or (v) such other time as may be agreed upon by the Parties.

Section 12.2 Default. In addition, unless waived, either SB or SFDC, as the case may be, may terminate this Agreement by exercise of the corresponding default provisions as provided for in Sections 12.3, 12.4 and 12.5, hereof by written notice to the defaulting party.

Section 12.3 SFDC Default.

(a) The following shall constitute an “SFDC Default,” which shall permit SB to terminate this Agreement or to exercise the Default Put Option pursuant to Section 13.2(a):

(i)	A breach or default by SFDC of any of its material obligations under this Agreement, the License Agreement or the Consulting Services Agreement; provided, however, that if SFDC shall, in good faith, take action to cure such default or breach and shall diligently prosecute such cure, then no SFDC Default will be deemed to have occurred as long as such cure is fully completed within sixty (60) calendar days of notice of the breach or default; or

(ii)	The commencement of a petition, proceeding or case seeking SFDC’s bankruptcy, insolvency, reorganization, liquidation, dissolution or winding-up, or readjustment of its debts, or seeking the appointment of a receiver, trustee or the like of itself or its assets, or otherwise seeking relief from its creditors and, in the case of an involuntary petition, proceeding or case, such petition, proceeding or case continues undismissed for, or an order approving or ordering any of the foregoing is entered and is not stayed within, sixty (60) calendar days; or

(iii)	A governmental or court order, decree, judgment, action or agreement to sell or transfer all or any part of its assets, the result of which would effectively prevent SFDC from performing its obligations under this Agreement, the License Agreement or the Consulting Services Agreement.

(b) If SB waives its right to exercise its Default Put Option pursuant to Section 13.2(a) then SB may elect to pursue damages against SFDC for the SFDC Default. SB’s waiver of its right to exercise its Default Put Option pursuant to Section 13.2(a) shall in no way result in the automatic termination of this Agreement unless SB shall have exercised its right to terminate this Agreement.

Section 12.4 SB Default.

(a) The following shall constitute a “SB Default” with respect to SB, which shall permit SFDC to terminate this Agreement or to exercise the Default Call Option pursuant to Section 13.2(b):

(i)	A breach or default by SB of any of its material obligations under this Agreement; provided, however, that if SB shall in good faith take action to cure such default or breach and shall diligently prosecute such cure, then no SB Default will be deemed to have occurred as long as such cure is fully completed within sixty (60) calendar days of notice of the breach or default; or

(ii)	The commencement of a petition, proceeding or case seeking SB’s bankruptcy, insolvency, reorganization, liquidation, dissolution or winding-up, or readjustment of its debts, or seeking the appointment of a receiver, trustee or the like of itself or its assets, or otherwise seeking relief from its creditors and, in the case of an involuntary petition, proceeding or case, such petition, proceeding or case continues undismissed for, or an order approving or ordering any of the foregoing is entered and is not stayed within, sixty (60) calendar days; or

(iii)	A governmental or court order, decree, judgment, action or agreement to sell or transfer all or any part of its assets, the result of which would effectively prevent SB from performing its obligations under this Agreement.

(b) If SFDC waives its right to exercise its Default Put Option pursuant to Section 13.2(b) then SFDC may elect to pursue damages against SB for the SB Default. SFDC’s waiver of its right to exercise its Default Put Option pursuant to Section 13.2(b) shall in no way result in the automatic termination of this Agreement unless SFDC shall have exercised its right to terminate the Agreement.

Section 12.5. Company Default.

(a) The following shall constitute a “Company Default” with respect to the Company which shall permit either SFDC or SB to exercise the Company Default Option pursuant to Section 13.2(c):

(i)	A breach or default by the Company of any of its material obligations under this Agreement; provided, however, that if the Company shall in good faith take action to cure such default or breach and shall diligently prosecute such cure, then no Company Default will be deemed to have occurred as long as such cure is fully completed within sixty (60) calendar days of notice of the breach or default; or

(ii)	The termination of the License Agreement or the Consulting Services Agreement by SFDC as a result of a breach, default by the Company thereunder; or

(iii)	The commencement of a petition, proceeding or case seeking the Company’s bankruptcy, insolvency, reorganization, liquidation,

dissolution or winding-up, or readjustment of its debts, or seeking the appointment of a receiver, trustee or the like of itself or its assets, or otherwise seeking relief from its creditors and, in the case of an involuntary petition, proceeding or case, such petition, proceeding or case continues undismissed for, or an order approving or ordering any of the foregoing is entered and is not stayed within, sixty (60) calendar days; or

(iv)	A governmental or court order, decree, judgment, action or agreement to sell or transfer all or any part of its assets, the result of which would effectively prevent the Company from performing its obligations under this Agreement, the License Agreement or the Consulting Services Agreement.

(b) SFDC’s or SB’s waiver of its right to exercise its Company Default Option pursuant to Section 13.2(c) shall in no way lead to the automatic termination of this Agreement nor the automatic liquidation of the Company, unless agreed upon by all the Parties.

ARTICLE XIII

OPTIONS

Section 13.1 Put Option. In the case of a Deadlock as defined in Section 13.4, SB shall have the right to exercise a put option to force SFDC to purchase all of its shares of the Company (the “Put Option”). The price that SFDC shall pay for any such shares shall be the Fair Market value as defined in Section 13.5.

Section 13.2 Default Put Option.

(a) SFDC Default. In the event of any SFDC Default, SB shall have a separate irrevocable put option, exercisable upon notice, to require SFDC to purchase from SB, as the case may be, all (but not less than all) of its shares of the Common Stock (the “SFDC Default Put Option”). The price that SFDC shall pay for such shares subject to the SFDC Default Put Option shall be the Fair Market value as defined in Section 13.5 plus an additional Fifteen Percent (15%) premium.

(b) SB Default. In the event of any SB Default, SFDC shall have a separate irrevocable call option, exercisable upon notice, to require SB to sell to SFDC all (but not less than all) of its shares of the Common Stock (the “SB Default Put Option”). The price that SFDC shall pay for such shares subject to the SB Default Put Option shall be the Fair Market value as defined in Section 13.5 less a Fifteen Percent (15%) discount.

(c) Company Default. In the event of any Company Default, SFDC shall have an irrevocable call option, and SB shall have an irrevocable put option, in each case exercisable upon notice, to require SB to sell to SFDC or to require SFDC to purchase from SB, as the case may be, all (but not less than all) of its shares of the Common Stock (the “Company Default Option”). The price that SFDC shall pay for such shares subject to the Company Default Option shall be the Fair Market value as defined in Section 13.5.

Section 13.3 Notice of Exercise. The options set forth in this Article XIII, may be exercised by the relevant Parties by written notice given to the Company and the other Parties: (a) in the case of an SFDC Default, a SB Default or a Company Default, within thirty (30) calendar days of the event resulting in such default; and (b) in the case of a Deadlock, within thirty (30) calendar days of determining that such Deadlock has occurred. If any such option has not been exercised during such exercise periods, then such option shall lapse; provided however, that the failure to exercise an option with respect to a SFDC Default, a SB Default, a Company Default, or a Deadlock shall not affect the rights to exercise any options with respect to any subsequent SFDC Default, a SB Default, a Company Default or a Deadlock.

Section 13.4 Deadlock. A “Deadlock” shall have occurred, and the parties will have the right to exercise the Deadlock Option when (a) the Board fails at two (2) consecutive regular or special meetings to approve a proposal concerning a matter specified for unanimous approval, and its failure to act on such matter would be expected to have a material adverse effect on the Company acting in good faith (an “Initial Deadlock”), and (b) if, within sixty (60) calendar days of the occurrence of an Initial Deadlock, the Parties are unable, through good faith negotiations among their chief executives, to resolve the Initial Deadlock matter.

Section 13.5 Fair Market Value.

(a) The Fair Market value per share of the Common Stock for purposes of determining the prices under Sections 13.1 and 13.2 above shall be equal to the fair market value of the company as an ongoing concern determined in accordance with this Section 13.5 divided by the number of shares outstanding.

(b) The Parties to the transaction at issue shall attempt in good faith to agree upon a fair market value. If within thirty (30) calendar days of the notice referred to in Section 13.3 above, the Parties to the transaction at issue have not agreed on such fair market value, the fair market value shall be determined by an independent appraiser who shall be a certified public accountant associated with a national accounting firm and who has been appointed on the mutual agreement of all the Parties to the transaction at issue. The cost for the independent appraiser shall be borne by the Parties to the transaction equally.

(c) If the Parties to the transaction cannot agree on the selection of an independent appraiser within 30 calendar days, each shall select its own appraiser (each a “Party Appraiser”) and the Party Appraisers shall select a third appraiser, who shall determine the Fair Market value. The decision by the third appraiser shall be in writing and binding upon the respective Parties. The costs for the Party Appraisers shall be borne by the Party selecting such Party Appraiser, and the costs for the third appraiser shall be borne by the Parties to the transaction equally.

ARTICLE XIV

CONFIDENTIALITY

Section 14.1 Confidential Information. The Company and each Party hereby agree (i) to hold and to cause each of such party’s agents, employees and representatives to hold each other’s Confidential Information in strict confidence and to take reasonable precautions to protect such Confidential Information including, without limitation, all precautions the receiving party employs with respect to its own confidential materials, (ii) not to divulge any such Confidential Information or any information derived therefrom (including, without limitation, by way of interviews, responses to questions or inquiries, press releases or otherwise) to any third person; (iii) not to make any use whatsoever at any time of such Confidential Information except as contemplated hereunder, and, (iv) not to copy or reverse engineer any such Confidential Information. For purposes of this Article XIV, “Confidential Information” shall mean, without limitation:

(i) any information that is specifically marked as “Confidential”;

(ii) information which the management of the Company or any of the Parties has requested in writing to be kept confidential;

(iii) information which is disclosed verbally and identified as confidential at the time of disclosure;

(iv) information which, by its nature, must be kept confidential in order to prevent adverse consequences to the Business, the Company, the Parties or their Affiliates;

(v) information relating to the contents of the Memorandum of Understanding, this Agreement and its Exhibits and all other agreements contemplated herewith.

Section 14.2 Exceptions to Confidentiality Obligations. “Confidential Information” shall not include information that:

(i) was already known to the receiving Party prior to disclosure by the disclosing Party;

(ii) is in or has entered the public domain through no breach of this Agreement or other wrongful act of the receiving party;

(iii) has been rightfully received by the receiving party from a third party and without breach of any obligation of confidentiality of such third party to the owner of the Confidential Information;

(iv) has been approved for release by written authorization of the owner of the Confidential Information; or,

(v) has been independently developed by the receiving party.

Notwithstanding any provision in this Agreement to the contrary, a Party may disclose Confidential Information of another Party to the extent it is required to be disclosed pursuant to a valid order or requirement of a governmental agency or court of competent jurisdiction, provided that the owner of the Confidential Information shall be given reasonable notice of such an order or requirement and the opportunity to contest it.

Section 14.3 Limitation on the Flow of Information. The Company and the Parties shall endeavor to give access to the Confidential Information only to such persons who are either bound by a professional duty of confidentiality or who require knowledge of the information as employees, representatives, authorized persons, advisors, officers or directors of the Company or the respective Party or one of its Affiliates for orderly conduct of business of the Company or the Party concerned. The Company or Party shall also require the recipients of the information to undertake to keep the confidential information secret.

Section 14.4 Duration of Obligation. The Company’s obligations under this Article XIV shall continue to be in full force throughout the term of this Agreement and shall survive for five (5) years after any termination or expiration of this Agreement. The obligations of this Article XIV shall continue to be in full force with respect to a Party even after such Party shall have ceased to be a Party to this Agreement or a shareholder of securities of the Company and shall survive for five (5) years after the earlier of (i) any termination or expiration of this Agreement or (ii) the time such Party shall have ceased to be a Party to this Agreement or a shareholder of securities of the Company.

ARTICLE XV

COSTS AND EXPENSES

Section 15.1 Costs. All costs resulting from negotiating, preparing, executing and delivering this Agreement, including, but not limited to, legal, accountancy and financial advisors’ fees, shall be borne by such Party incurring such costs and shall not be reimbursable by the other Parties or the Company.

Section 15.2 Incorporation Costs. Subject to Section 15.3 below, all costs incurred in the establishment of the Company, including legal, accounting and judicial scrivener fees and registration taxes, to the extent not chargeable to the Company, shall be borne on a pro-rata basis by the Parties.

Section 15.3 Access to Personnel. In the event the Company consults with or otherwise obtains assistance from the employees of one of the Parties pursuant to Sections 4.4 or 5.1 above, subject to the approval of the Board, the Company shall reimburse such Party, upon its request, for all reasonable costs and expenses incurred in connection with furnishing its employees and their services to the Company. Any conflict between this Section 15.3 and the terms of the Consulting Services Agreement shall be resolved in favor of the terms of the Consulting Services Agreement, but this Section 15.3 shall survive termination or expiration of the Consulting Services Agreement.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

Section 16.1 Entire Agreement. This Agreement and the documents referred to in this Agreement contain the entire agreement between the Parties and the Company relating to the transactions contemplated by this Agreement and supersede any previous agreements between the Parties (if any) relating to these transactions.

Section 16.2 Effects on Third Parties. This Agreement shall be binding upon the Company and each of the Parties and their respective successors and permitted assignees. The validity of this Agreement shall also be applicable to all shares acquired in the future by way of purchase or in any other manner by the Parties.

Section 16.3 Interpretation. The headings in this Agreement are for ease of reference only and do not affect the substance of any provision. Words denoting the singular include the plural and vice versa, words denoting any one gender include all genders. All references to a statutory provision shall be construed as including references to any statutory modification or re-enactment thereof (whether before or after the date of this Agreement) for the time being in force.

Section 16.4 Modifications to Agreement. No provisions of this Agreement (including, without limitation, the Exhibits attached hereto) may be amended or modified, in whole or in part, otherwise than by an instrument in writing signed by all the Parties or their successors or permitted assignees.

Section 16.5 No Third Party Beneficiaries. Except as otherwise expressly stated in this Agreement, none of the rights, interests and obligations under this Agreement may be assigned or otherwise transferred to any third party without the prior written consent of the other Parties. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective successors and permitted assignees, subject to the provisions of this Agreement, but shall not inure to the benefit of any third party.

Section 16.6 Severability and Invalidity. In the event that any provisions of this Agreement be found to be, in whole or in part, invalid or unenforceable by a court of competent jurisdiction, the validity or enforceability of the remaining provisions under applicable law will not be affected thereby and shall remain binding upon the Parties hereto. Any such invalid or unenforceable provisions shall be substituted by a valid or enforceable provision which, in its essential purpose, comes as close as possible to the invalid or unenforceable provision; the same applies mutatis mutandis to any gaps in this Agreement.

Section 16.7 Waivers. The failure of any Party to enforce or to exercise, at any time or for any period of time, any right or remedy arising pursuant to or under this Agreement does not constitute, and shall not be construed as, a waiver of such right or remedy and shall in no way affect that Party’s right to enforce or exercise it at a later time, provided that such right or remedy is not time-barred or otherwise precluded by law or by a writing expressly waiving such right or remedy and signed by that Party seeking to assert such right or remedy.

Section 16.8 Exhibits. All exhibits to this Agreement are an integral part of this Agreement as if fully set forth herein. All references herein to an exhibit shall be deemed to be references to an exhibit of this Agreement unless the context shall otherwise require.

Section 16.9 Notices. All notices, requests, demands, consents, approvals, documents, reports or returns required or permitted by this Agreement shall be in writing and shall be deemed to have been given to the recipient when (i) delivered by hand, (ii) sent by facsimile (with receipt confirmed by a machine-generated transmission record), provided that a copy is concurrently mailed by registered or certified mail, postage prepaid, return receipt requested, or (iii) when received by the addressee, if sent by courier service (return receipt requested), in each case to the appropriate addresses set forth below (or to such addresses and/or facsimile numbers as a Party may designate as to itself by written notice to the other Parties hereto).

Section 16.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall constitute one and the same agreement.

Section 16.11 Language. This Agreement has been produced in the English language and the negotiations relating to this Agreement were conducted in English; any translations are for working purposes only and have no influence on the interpretation of this Agreement.

Section 16.12 Announcements. Except as otherwise expressly permitted herein or required by applicable law, all press releases and other public announcements by any of the Parties concerning this Agreement or its subject matter or any matter ancillary hereto must be approved in writing by each Party, such approval not to be unreasonably withheld or delayed, prior to their release or publication.

Section 16.13 Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the laws of Japan.

Section 16.14 Conflicts. In the event of a discrepancy or inconsistency between this Agreement and the Articles of Incorporation of the Company, the provisions of this Agreement shall control to the extent permitted by law.

ARTICLE XVII

DISPUTE RESOLUTION

Section 17.1 Disputes. The Parties agree that any dispute, controversy, question or claim concerning, arising out of, or relating to the performance, interpretation or construction of this Agreement (“Dispute”) shall be resolved pursuant to this Article XVII. Without in any way limiting the right of a Party to seek injunctive relief pursuant to Section 17.6 hereof, if at any time a Dispute arises, at the request of any Party, the Parties shall meet, within twenty (20) calendar days of written notice that there is a Dispute, in San Francisco, California, or confer by telephone in an effort to discuss in good faith and to reach an amicable resolution to such Dispute. The Parties shall use all reasonable efforts to resolve any Dispute through direct discussions. If the Parties are unable to settle on a resolution agreeable to all the Parties within sixty (60) calendar days following the written notice of Dispute, the Parties shall undertake to resolve the Dispute pursuant to Section 17.2 below.

Section 17.2 Arbitration. If the Parties are unable to resolve a Dispute pursuant to Section 17.1 above, the Dispute shall be settled, at the request of any Party, by arbitration conducted in accordance with the Commercial Arbitration Rules (or then existing rules for commercial arbitration) of the American Arbitration Association in San Francisco, California, in the event that the request is made by SB, or in Tokyo, Japan, in the event that the request is made by SFDC. The arbitration of such issues, including the determination of any amount of damages to be awarded, shall be final and binding upon the parties, except that the arbitrator shall not be authorized to award punitive damages with respect to any such Dispute. No party shall seek punitive damages relating to any matter under or arising out of this Agreement in any other forum. Any arbitrator may be of any nationality. The language of the arbitration shall be English.

Section 17.3 Confidentiality of Proceedings. The dispute resolution proceedings contemplated by this provision shall be as confidential and private as permitted by law. To that end, the parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this provision, and materials prepared or submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by law.

Section 17.4 Arbitral Tribunal. All arbitral awards shall be rendered in writing and shall state the reasons for the award. Any arbitral tribunal established hereunder shall make such decisions entirely on the basis of the substantive law specified in Section 16.13 hereof and shall not make an award on the basis of the principle of ex aequo et bono (in justice and fairness) or otherwise. The arbitral tribunal shall not be empowered to award any form of punitive damages or any other remedy not measured by the prevailing party’s actual damages or to act as amiable compositeur. The arbitration award may award reasonable attorneys’ fees to the prevailing party.

Section 17.5 Injunctive Relief. The Parties agree that, in addition to any and all other remedies that may be available under this Agreement and its Exhibits, each Party shall be entitled for the enforcement of its claims to injunctive relief as may be granted by a court of competent jurisdiction.

Section 17.6 Cost. Each party shall bear its own cost of the arbitration; provided, that the costs of the arbitrators shall be borne and paid equally by all parties hereto.

Section 17.7 Effect of Decision. The parties intend that this agreement to arbitrate in accordance with this Article XVII be valid, binding, enforceable and irrevocable. Subject to any applicable law, the decision of any arbitration made pursuant to this Article XVII shall be final and binding on the Parties and shall be specifically enforceable in any court having jurisdiction over the Parties hereto. The Parties agree that any decision or award resulting from proceedings in accordance with this Article XVII shall have no preclusive effect in any other matter involving third parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first hereinabove written.

salesforce.com

By	/s/ Andrew P. Hyde

Name:	Andrew P. Hyde
Title:	Senior Vice President, Chief Financial Officer

SunBridge, Inc.

By	/s/ Allen Miner

Name:	Allen Miner
Title:	President and Chief Executive Officer

Joining the Agreement and signing solely with respect to those provisions hereof which shall bind the Company:

Kabushiki Kaisha salesforce.com

By	/s/ Akira Kitamura

Name:	Akira Kitamura
Title:	President and Chief Executive Officer